Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITALOCEAN HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

DigitalOcean Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) does hereby certify that:

1.	The undersigned is the duly elected and acting General Counsel and Secretary of DigitalOcean Holdings, Inc., a Delaware corporation.

2.

The name of this corporation is DigitalOcean Holdings, Inc. and the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 9, 2016. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 2, 2017.

3.

The Board of Directors duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

4.	The Second Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is DigitalOcean Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the Corporation is authorized to issue is one hundred fifty-seven million one hundred eighty thousand eight hundred sixty-one (157,180,861) shares. The total number of shares of common stock authorized to be issued is one hundred eleven million four hundred thousand (111,400,000), par value $0.000025 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is forty-five million seven hundred eighty thousand eight hundred sixty-one (45,780,861), par value $0.000025 per share (the “Preferred Stock”), of which twelve million five hundred seventeen thousand eight hundred thirty-two (12,517,832) are designated as “Series Seed Preferred Stock,” eighteen million three hundred four thousand ninety-two (18,304,092) are designated as “Series A-1 Preferred Stock”, ten million two hundred thirty-seven thousand thirty-two (10,237,032) are designated as “Series B Preferred Stock” and four million seven hundred twenty-one thousand nine hundred five (4,721,905) are designated as “Series C Preferred Stock”.

(B)    Powers, Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by this Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be divided into series as provided herein. The “Original Issue Price” means $0.2601 for the Series Seed Preferred Stock, $2.0663 for the Series A-1 Preferred Stock, $8.107815 for the Series B Preferred Stock and $10.58895 for the Series C Preferred Stock (each as adjusted for stock splits, stock dividends, reclassifications and the like with respect to such series of Preferred Stock). The powers, rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock at the applicable Dividend Rate (as defined below) payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For the purposes of this Section 1, “Dividend Rate” shall mean $0.0156 per share per annum for each share of Series Seed Preferred Stock, $0.123975 per share per annum for each share of Series A-1 Preferred Stock, $0.486475 per share per annum for each share of Series B Preferred Stock and $0.63534 per share per annum for each share of Series C Preferred Stock (each as adjusted for stock splits, stock dividends, reclassifications and the like). Declared but unpaid dividends will be paid on conversion or liquidation of the Preferred Stock in cash or shares of Common Stock at the option of the holder of such shares of Preferred Stock at the then fair market value of the Common Stock as determined in good faith by the Board of Directors. No dividends may be paid on Common Stock or any class or series of shares of stock (other than a dividend payable solely in shares of Common Stock) in any fiscal year until the preferential dividends on the Preferred Stock for such year, together with all declared but unpaid dividends on the Preferred Stock for prior years, have been paid in full while any shares of Preferred Stock are outstanding. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock at the then-effective conversion rate).

2.    Liquidation.

(a)    Preference. In the event of any Liquidation Transaction (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive out of the proceeds or assets of the Corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of any of the Proceeds of such Liquidation Transaction to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the applicable Original Issue Price for such series of Preferred Stock plus any declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)    Remaining Assets. Upon the completion of the distribution required by Article IV(B)2(a) above, any remaining Proceeds available for distribution to stockholders shall be distributed among the holders of the Common Stock of the Corporation pro rata based on the number of shares of Common Stock held by each.

(c)    Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Article IV(B)2, a “Liquidation Transaction” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets (whether sold, transferred or disposed of by the Corporation or by one or more of its subsidiaries), (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Transaction if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of equity shares in a bona fide equity financing transaction in which the Corporation is the surviving corporation shall not constitute a Liquidation Transaction. If any portion of the consideration payable to the holders of the Corporation’s capital stock is placed into escrow and/or is payable to the holders of the Corporation’s capital stock subject to contingencies, the applicable merger agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(B)2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (2) any additional consideration which becomes payable to the holders of the Corporation’s capital stock upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IV(B)2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. Nothing in this subsection (i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. Notwithstanding the foregoing, the treatment of any transaction as a Liquidation Transaction may be waived by the vote or written consent of (x) the holders of at least a majority of the Corporation’s Preferred Stock, voting as a single class on an as-converted basis, with respect to the Series Seed Preferred Stock and the Series A-1 Preferred Stock, (y) the holders of at least a majority of the then outstanding Series B Preferred Stock, voting as a separate class, with respect to the Series B Preferred Stock, and (z) the holders of at least a majority of the then outstanding Series C Preferred Stock, voting as a separate class, with respect to the Series C Preferred Stock.

(ii)    Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified in Article IV(B)2(d)(ii)(A) above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval of the definitive agreements governing such Liquidation Transaction by the stockholders under the General Corporation Law and Article IV(B)6 below, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

3.    Redemption. The Preferred Stock is not mandatorily redeemable or redeemable at the option of the holder thereof.

4.    Conversion. The holders of shares of Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Subject to Article IV(B)4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). Such initial Conversion Price shall be subject to adjustment as set forth in Article IV(B)4(d) below.

(b)    Automatic Conversion. Each share of Series Seed Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such series of Preferred Stock immediately upon the earlier of (i) the Corporation’s sale of its Common Stock in a direct listing or firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the aggregate public offering price of which was not less than $50,000,000, before deducting underwriting discounts and commissions and expenses (a “Qualified Public Offering”) or

(ii) the date, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such series of Preferred Stock immediately upon the earlier of (i) a Qualified Public Offering, or (ii) the date, or the occurrence of an event, specified by vote or written consent of (x) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (y) the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such series of Preferred Stock immediately upon the earlier of (i) a Qualified Public Offering, or (ii) the date, or the occurrence of an event, specified by vote or written consent of (x) the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (y) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class. In addition, any change to the definition of Qualified Public Offering that lowers the public offering price to a figure below $50,000,000 shall require the consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class.

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and, in the case of Preferred Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, in the case of uncertificated securities, a notice of issuance, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates, or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is initiated by the vote or written consent of stockholders pursuant to the automatic conversion provisions of subsection 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the applicable stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which this Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassifications and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(B)4(d)(i), unless otherwise provided in this Article IV(B)4(d)(i).

(A)    Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Article IV(B)4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Outstanding Common (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Article IV(B)4(d)(i), the term “Outstanding Common” shall mean and include outstanding Common Stock and outstanding Common Stock Equivalents (as defined below).

(B)    Definition of “Additional Stock”. For purposes of this Article IV(B)4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)4(d)(i)(E) below) by the Corporation on or after the Filing Date, other than the following “Exempted Securities”:

(1)    Common Stock issued upon conversion of the Preferred Stock;

(2)    Common Stock issued upon the conversion or exercise of any debenture, warrant, option or other convertible or exercisable security outstanding on the Filing Date;

(3)    Common Stock issued upon a stock split, stock dividend or any subdivision of shares of Common Stock, as described in Article IV(B)4(d)(ii) below;

(4)    Common Stock (or options to purchase such shares of Common Stock) issued to employees or directors of, or consultants or other service providers to, the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors;

(5)    Common Stock issued pursuant to a Qualified Public Offering;

(6)    Common Stock issued in connection with an acquisition transaction, joint venture, development project or other strategic transaction approved by the Board of Directors, including the affirmative consent of at least one Preferred Director (as defined below) then seated;

(7)    Common Stock issued or issuable to banks or equipment lessors pursuant to a debt financing, equipment leasing or real estate leasing transaction approved by the Board of Directors, including the affirmative consent of at least one Preferred Director;

(8)    Common Stock issued or issuable to persons or entities with which the Corporation has business relationships, provided such issuances are not primarily for equity financing purposes and have been approved by the Board of Directors, including the affirmative consent of at least one Preferred Director;

(9)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d); and

(10)    Common Stock issued pursuant to any transaction in which the exclusion of such issuance from the definition of “Additional Stock” is approved by the affirmative vote of (x) the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and (y)(1) with respect to the issuance of any securities that would otherwise cause an adjustment to the Series B Conversion Price, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class and/or (2) with respect to the issuance of any securities that would otherwise cause an adjustment to the Series C Conversion Price, the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class.

(C)    No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)    Determination of Consideration. In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Article IV(B)4(d)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(B)4(d)(i)(D) above).

(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)4(d)(i)(D) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)4(d)(i)(E)(2) above or Article IV(B)4(d)(i)(E)(3) above.

(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)4(d)(i), except to the limited extent provided for in Article IV(B)4(d)(i)(E)(2) above and Article IV(B)4(d)(i)(E)(3) above, no adjustment of the Conversion Price pursuant to this Article IV(B)4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Article IV(B)4(d)(i)(E).

(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)4(d)(i) above or in Article IV(B)4(d)(ii) above, then, in each such case for the purpose of this Article IV(B)4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV(B)2 above or this Article IV(B)4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    Possible Adjustment of Conversion Price of Series B Preferred Stock and Series C Preferred Stock Upon Qualified Public Offering. In the event of a Qualified Public Offering in which the initial price per share to the public for the Corporation’s Common Stock as set forth in the prospectus for such Qualified Public Offering (the “IPO Price”) is less than $8.107815 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series B Preferred Stock), with respect to the Series B Preferred Stock (determined on an as-converted to Common Stock basis, the “Series B Target Price”), or $10.58895 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series C Preferred Stock), with respect to the Series C Preferred Stock (determined on an as-converted to Common Stock basis, the “Series C Target Price”) then the then-existing Conversion Price for the Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be adjusted so that, as of immediately prior to the completion of such Qualified Public Offering, each share of Series B Preferred Stock or Series C Preferred Stock, as applicable, shall convert into (A) the number of shares issuable on conversion of such share of Series B Preferred Stock or Series C Preferred Stock, as applicable, pursuant to the other provisions of this Article IV(B)4; and (B) an additional number of shares of Common Stock equal to (x) the difference between the Series B Target Price or the Series C Target Price, as applicable, and the IPO Price, (y) divided by the IPO Price.

(h)    No Fractional Shares and Notices as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. All notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of the Corporation’s outstanding Preferred Stock (voting together as a single class on an as converted basis) that are entitled to such notice rights.

(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k)    Notices. Any notice required by the provisions of this Article IV(B)4 to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner that is permitted by the General Corporation Law.

(l)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock, may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that (i) the vote or consent of holders of a majority of the Series B Preferred Stock, voting as a separate class, shall be required to waive any adjustment to the Conversion Price applicable to the Series B Preferred Stock and (ii) the vote or consent of holders of a majority of the Series C Preferred Stock, voting as a separate class, shall be required to waive any adjustment to the Conversion Price applicable to the Series C Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.    Voting Rights

(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)    Voting for the Election of Directors. So long as at least 3,180,012 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series Seed Preferred Stock originally issued remain outstanding, the holders of Series Seed Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series Seed Director”) at any election of directors. So long as at least 9,000,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A-1 Preferred Stock remain outstanding, the holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Director”) at any election of directors. So long as at least 5,120,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, a majority of the shares of Series B Preferred Stock originally issued remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director” and, together with the Series Seed Director and the Series A Director, the “Preferred Directors” and each, a “Preferred Director”) at any election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) members of the Board of Directors at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of the Corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.    Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(a)    amend, alter, waive or repeal of any provision of the Restated Certificate or Bylaws of the Corporation (or equivalent organizational documents);

(b)    increase the total number of authorized shares of Common Stock or Preferred Stock, provided, however, the Corporation shall not (by amendment, merger, consolidation or otherwise) (i) increase the total number of authorized shares of Series B Preferred Stock without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series B Preferred Stock, voting as a separate class, or (ii) increase the total number of authorized shares of Series C Preferred Stock without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series C Preferred Stock, voting as a separate class;

(c)    authorize or issue (whether by reclassification or otherwise) any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation, voting or redemption, other than the issuance of any authorized but unissued shares of Series C Preferred Stock designated in this Restated Certificate (including any security convertible into or exercisable for such shares of Preferred Stock);

(d)    redeem, purchase or otherwise acquire (or permit any subsidiary to redeem, purchase or otherwise acquire), or pay into or set aside for a sinking fund for such purpose, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or (ii) pursuant to a right of first refusal;

(e)    increase or decrease the authorized number of members of the Board of Directors (or equivalent governing body);

(f)    increase or decrease the number of shares of Common Stock reserved for issuance pursuant to any stock option plans or restricted stock plans;

(g)    effect a Liquidation Transaction;

(h)    effect any reclassification or recapitalization of the outstanding capital stock of the Corporation;

(i)    enter into any related party transaction with any officer, director or greater than 5% stockholder of the Corporation that is not in the ordinary course of business and that is conducted on arms-length terms, unless such transaction has been approved by a majority of the disinterested members of the Board of Directors in accordance with Section 144 of the General Corporation Law;

(j)    declare or pay a dividend on the Common Stock or any other class or series of stock;

(k)    incur, or permit any subsidiary of the Corporation to incur, any indebtedness for borrowed money, or guarantee any indebtedness, in excess of $500,000, other than capital leases incurred in the ordinary course of business and unless approved by the Board of Directors; or

(l)    hold capital stock or other equity securities in any subsidiary that is not wholly owned (other than in respect of a nominal amount of shares or other equity securities, as applicable, owned by a foreign person in order to comply with local laws), either directly or through one or more other subsidiaries, by the Corporation.

For the purposes of this Article IV(B)6, any reference to the Corporation shall be deemed to refer to the Corporation and any of its subsidiaries, including, but not limited to, DigitalOcean, LLC (successor to Digital Ocean, Inc.).

Notwithstanding the foregoing in this Article IV(B)6, any amendment, alteration or repeal of the Corporation’s Certificate of Incorporation, as amended, that (i) either (x) adversely affects the holders of Series B Preferred Stock, but does not so affect the holders of each of the Series Seed Preferred Stock, Series A-1 Preferred Stock and Series C Preferred Stock or (y) alters or amends any per share amount applicable to the Series B Preferred Stock, shall also require the consent of the holders of at least a majority of the then outstanding Series B Preferred Stock, voting as a separate class, or (ii) either (x) adversely affects the holders of Series C Preferred Stock, but does not so affect the holders of each of the Series Seed Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock or (y) alters or amends any per share amount applicable to the Series C Preferred Stock, shall also require the consent of the holders of at least a majority of the then outstanding Series C Preferred Stock, voting as a separate class.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV(B)4 above hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Corporation shall take all such actions as are necessary to cause this Restated Certificate to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Preferred Stock.

(C)    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article IV(B)2 above.

3.    Redemption. The Common Stock is not redeemable at the option of the holder.

4.    Voting Rights and Powers. Each holder of Common Stock shall be entitled to the right to one vote per share of Common Stock, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX

(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or agent at the request of the Corporation or any predecessor to the Corporation.

(C)    Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (B) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed on May 8, 2020.

/s/ Alan Shapiro
Alan Shapiro, General Counsel and Secretary